Exhibit 4.80
SIDE LETTER
TO A SALE AND TRANSFER DEED DATED 30 NOVEMBER 2016
This Side Letter is made and entered into this 30 November 2016 by and between ADVICE INVESTMENTS S.A. a corporation organized under the laws of the Republic of Liberia (the "Lender"), SIFNOS SHAREHOLDERS INC. a corporation organized under the laws of the Republic of the Marshall Islands (the "Purchaser") (the above parties collectively referred to as the "Parties").
(A)
WHEREAS, the Lender and the Purchaser have entered into a Sale and Transfer Deed dated 30th November 2016 (the "Sale and Transfer Deed") pursuant to the terms of which the Lender agreed to transfer and assign all of its rights in respect of the Senior Loan Agreement and the Junior Loan Agreement and obligations in respect of the Senior Loan Agreement and the Junior Loan Agreement to the Purchaser, and the Purchaser agreed to accept and assume such rights and obligations for $1 and other good and valuable consideration.

(B)	WHEREAS, the Parties have agreed to record in this Side Letter the amount of the purchase price payable by the Purchaser to the Lender in relation to this transaction.
Words and expressions defined in the Sale and Transfer Deed shall have the same meanings when used in this Letter unless the context otherwise requires.
NOW, THEREFORE, the Parties, in consideration of and in reliance on the mutual promises contained herein, acknowledge and agree that the amount of purchase price payable to the Lender's bank account amounts to US$47,885,856.27 (Forty Seven Million Eight Hundred and Eighty Five Thousand Eight Hundred Fifty Six US Dollars and Twenty Seven Cents), receipt of which is hereby acknowledged by the Lender.
The Parties shall keep this SIDE LETTER and any part of it strictly confidential and not disclose it or any part of it to any third party without the other party's prior written consent.
This Side Letter including any non-contractual obligations shall be governed by and construed in accordance with English law.
[SIGNATURE PAGE FOLLOWS]

Dated as of 30th day of November, 2016
For the Lender

By:	/s/ Louise Cefai
Name:	Louise Cefai
Title:	Sole Director

For the Purchaser

By:	/s/ Adriano Cefai
Name:	Adriano Cefai
Title:	Director of MARE SERVICES LIMITED, Sole Director